Exhibit 10.1

Execution version

BOND TERMS

FOR

Solis Bond Company Designated Activity Company FRN senior secured EUR 200,000,000 green bonds 2021/2024

ISIN NO0010914914

SCHEDULE 1 RESTRICTED GROUP

SCHEDULE 2 EXISTING FACILITIES

SCHEDULE 3 EXISTING PARENT GROUP COMPANIES AND INITIAL ACQUISITIONS

SCHEDULE 4 COMPLIANCE CERTIFICATE

SCHEDULE 5 RELEASE NOTICE – ESCROW ACCOUNT

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BOND TERMS between
ISSUER:	Solis Bond Company Designated Activity Company, a designated activity company incorporated under the laws of Ireland with its registered office at O'Sullivan & Associates, 69 Main Street, Blackrock, Co. Dublin, having company number 679734 and LEI-code 254900Z8QM2AR51H5I26; and
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	5 January 2021
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non- credit-enhanced debt obligations of BBB- or higher by S&P Global Ratings, BBB- or higher by Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from another internationally recognized credit rating agency; or

(b)	such other bank or financial institution reasonably acceptable to the Bond Trustee.

"Account Bank" means:

(a)	an Acceptable Bank in Norway; or

(b)	NT Services AS (an Affiliate of the Bond Trustee).

"Additional Bonds" means the debt instruments issued under a Tap Issue, including any Temporary Bonds.

"Additional Security" means, collectively, the New Share Pledges, the New Intercompany Loan Assignments and the New Guarantees.

"Affiliate" means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

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(b)	any person who has Decisive Influence over that person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over that person.

"Annual Financial Statements" means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and management commentary or report from the board of directors.

"Approved Valuer" means Grant Thornton, Mazars, KPMG and E&Y or such other independent and reputable valuer appointed by the Issuer with the approval of the Bond Trustee (acting reasonably).

"Attachment" means any schedule, appendix or other attachment to these Bond Terms.

"Bond Terms" means these terms and conditions, including all Attachments which shall form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

"Bond Trustee" means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

"Bond Trustee Fee Agreement" means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

"Bondholder" means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders' rights).

"Bondholders' Meeting" means a meeting of Bondholders as set out in Clause 15 (Bondholders' Decisions).

"Bonds" means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.

"Business Day" means a day on which both the relevant CSD settlement system is open and which is a TARGET Day.

"Business Day Convention" means that if the last day of any Interest Period originally falls on a day that is not a Business Day, the Interest Period will be extended to include the first following Business Day unless that day falls in the next calendar month, in which case the Interest Period will be shortened to the first preceding Business Day (Modified Following).

"Call Option" has the meaning given to it in Clause 10.2 (Voluntary early redemption – Call Option).

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"Call Option Repayment Date" means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), Clause 10.3(d) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Restricted Group Company with an Acceptable Bank(s) and to which a Restricted Group Company is alone (or together with other Restricted Group Companies) beneficially entitled and for so long as the cash is not restricted or subject to any Security.

"Cash Equivalents" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation or maturing after more than one year after the relevant date of calculation so long as the relevant Restricted Group Company is able to access the cash within fifteen (15) Business Days of giving notice, and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Norway or any member state of the European Economic Area which has a rating for its long-term unsecured and non- credit-enhanced debt obligations of A- or higher by S&P Global Ratings or Fitch Ratings Ltd or Baa1 or higher by Moody's Investors Service Limited or a comparable rating from another internationally recognized credit rating agency or by an instrumentality of any the states listed above or agency of any of them having an equivalent credit rating by the same rating agencies, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	tradable commercial paper not convertible or exchangeable to any other security with a maturity no greater than one year after the relevant calculation date and which has a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; or

(d)	any investment in money market funds:

(i)	which have a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P1 or higher by Moody's Investors Service Limited;

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(iii)	can be turned into cash on not more than thirty (30) Business Days' notice,

in each case, to which the Issuer any Restricted Group Company is alone (or together with other Restricted Group Companies) beneficially entitled at that time and which is not issued or guaranteed by any Obligor subject to any Security.

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"Change of Control Event" means:

(a)	if the Parent ceases to own and control 100 per cent. of the issued capital and votes of the Issuer; or

(b)	if any person, or a group of persons under the same Decisive Influence, or two or more persons acting in concert, other than the Major Shareholder, obtain Decisive Influence over the Parent.

"Companies Act" means the Companies Act 2014 of Ireland.

"Compliance Certificate" means a statement substantially in the form as set out in Schedule 4 hereto.

"CSD" means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

"Decisive Influence" means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

"Default Notice" means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).

"Default Repayment Date" means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

"Distribution" means:

(a)	any payment of dividend on shares, including preferred shares;

(b)	any repurchase of own shares;

(c)	any redemption of share capital or other restricted equity with repayment to shareholders; or

(d)	any other similar distribution or transfers of value (including repayment or servicing of any Subordinated Loans).

"DSR Account" means an account in the name of the Issuer with an Account Bank, blocked and pledged on first priority as security for the Issuer's obligations under the Finance Documents.

"DSR Account Pledge" means a first priority pledge over the DSR Account under applicable law, where the bank operating the account has waived any set-off rights.

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"EBITDA" means, for any Relevant Period (on a consolidated basis for the Restricted Group) operating profit before deducting any amount attributable to interest, corporate taxes, depreciation, amortisation, impairment and non-cash expenses, and excluding any items of a one-off, non-recurring, extraordinary or exceptional nature but so that any cost, expense and/or loss in respect of such items in excess of 10 per cent. EBITDA (calculated without any cap on adjustments for any such items) shall be taken into account and reduce EBITDA in any Relevant Period.

"Equity Contribution" means an amount of minimum EUR 37,500,000 to be funded by the Parent and contributed to the Issuer in the form of paid-in share capital and/or Subordinated Loans.

"Equity Ratio" means the ratio of Total Equity to Total Assets.

"Escrow Account" means an account denominated in EUR in the name of the Issuer with an Account Bank, blocked and pledged on first priority as security for the Issuer's obligations under the Finance Documents.

"Escrow Account Pledge" means the first priority Norwegian law pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.

"Event of Default" means any of the events or circumstances specified in Clause 14.1 (Events of Default).

"Examiner" has the meaning given to it in section 2 of the Companies Act.

"Exchange" means any regulated market or multilateral trading facility as such terms are understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II), as applicable.

"Existing Facilities" means the existing credit facilities set out in Schedule 2 hereto.

"Existing Parent Group Companies" means the entities listed as "SPV" in Part I of Schedule 3, as of the Issue Date being directly or indirectly owned by the Parent and which will become direct or indirect Subsidiaries of the Issuer (and "Existing Parent Group Company" shall mean any of them).

"Finance Documents" means these Bond Terms, the Bond Trustee Fee Agreement, any Transaction Security Document, the Standstill Agreement, the Management Undertaking, any Subordination Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed (and debit balances at banks or other financial institutions);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

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(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be capitalized as an asset and booked as a corresponding liability in the balance sheet;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP;

(g)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Restricted Group Company which liability would fall within one of the other paragraphs of this definition;

(i)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(j)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 calendar days after the date of supply; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financial Reports" means the Annual Financial Statements and the Interim Results Announcements.

"Financial Support" means any loans, guarantees, Security or other financial assistance (whether actual or contingent).

"GAAP" means generally accepted accounting practices and principles in the country in which the Issuer is incorporated including, if applicable, IFRS.

"Green Bond Framework" means the Issuer's framework on processes and procedures for defining, selecting, verifying, monitoring and reporting on green asset management, as publicly available on the Issuer's website https://alternusenergy.com/.

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"Guarantee" means the irrevocable and unconditional Norwegian law (or such other relevant law as the Bond Trustee may request) guarantee and indemnity (Norwegian: "selvskyldnerkausjon") issued by each of the Guarantors on a joint and several basis in respect of the Secured Obligations, which shall rank as senior obligations and shall at all times rank at least pari passu with all other obligations of each of the Guarantors, except for those obligations which are mandatorily preferred by law.

"Guarantor" means the Parent and each of the Restricted Group Companies.

"IFRS" means the International Financial Reporting Standards and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof) in force from time to time and to the extent applicable to the relevant financial statement.

"Incurrence Test" shall have the meaning ascribed to such term in Clause 13.3 (Financial Covenants).

"Initial Acquisition Amount Release" means a release for the purpose of part funding an Initial Acquisition.

"Initial Acquisitions" means the acquisition of PV Assets set out in Part II of Schedule 3 hereto.

"Initial Bond Issue" means the aggregate Nominal Amount of all Bonds issued on the Issue Date.

"Initial Nominal Amount" means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

"Initial Targets" means the entities owning the assets subject to the Initial Acquisitions (and an "Initial Target" means any of them).

"Insolvent" means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)	is otherwise considered insolvent, bankrupt, in examinership or in receivership within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).

"Interest Payment Date" means the last day of each Interest Period, the first Interest Payment Date being 6 April 2021 and the last Interest Payment Date being the Maturity Date.

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"Interest Period" means, subject to adjustment in accordance with the Business Day Convention, the period between 6 January, 6 April, 6 July and 6 October each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

"Interest Quotation Day" means, in relation to any period for which Interest Rate is to be determined, 2 Quotation Business Days before the first day of the relevant Interest Period.

"Interest Rate" means the percentage rate per annum which is the aggregate of the Reference Rate for the relevant Interest Period plus the Margin.

"Interim Results Announcements" means the unaudited consolidated condensed interim quarterly management accounts or preliminary results announcement of the Issuer for the quarterly period ending on each 31 March, 30 June, 30 September and 31 December in each year, prepared in accordance with GAAP.

"Intra-Group Loan Assignments" means a first priority assignment over any intra-group loans between the Issuer and any Restricted Group Company or between any Restricted Group Companies.

"Investment Grade Status" means:

(a)	a credit rating of BBB- or higher by S&P Global Ratings, BBB- or higher by Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from another internationally recognized credit rating agency; and/or

(b)	direct or indirect majority ownership or control by the government of an EU member state, the government of a member state of the European Economic Area, the UK Government (or any devolved administration of the foregoing including the devolved Scottish, Welsh and Northern Ireland administrations).

"ISIN" means International Securities Identification Number. "Issue Date" means 6 January 2021.

"Issuer" means the company designated as such in the preamble to these Bond Terms.

"Issuer's Bonds" means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

"Issuer Share Pledge" means a first priority Irish law charge given by the Parent in respect of the shares it owns in the Issuer.

"Leverage Ratio" means, in respect of any Relevant Period, the ratio of Net Interest Bearing Debt to EBITDA.

"Liquidity" means the aggregate book value of the Restricted Group's Cash and Cash Equivalents.

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"Listing Failure Event" means:

(a)	that the Bonds (save for any Temporary Bonds) have not been admitted to listing on Oslo Børs (the Oslo Stock Exchange) within twelve (12) months following the Issue Date;

(b)	in the case of a successful admission to listing of the Bonds, that a period of six (6) months has elapsed since the Bonds ceased to be admitted to listing on Oslo Børs without being listed on another Exchange;

(c)	that the Temporary Bonds have not been admitted to listing on Oslo Børs or the Exchange which the other Bonds are listed within three (3) months following the issue date for such Temporary Bonds;

(d)	that the Parent have not been admitted to listing on Euronext Growth in Oslo within 30 June 2021; or

(e)	in the case of a successful admission to listing of the Parent, that a period of one (1) month has elapsed since the Parent ceased to be admitted to listing on Euronext Growth without being listed on another Exchange.

"Longstop Date" means 5 July 2021.

"Longstop Listing Failure Event" means if:

(a)	the Parent have not been admitted to listing on Euronext Growth in Oslo within twelve (12) months from Issue Date; or

(b)	in the case of a successful admission to listing of the Parent, a period of one (1) month has elapsed since the Parent ceased to be listed on Euronext Growth without being listed on another Exchange.

"Longstop Repayment Date" means two (2) Business Days after the Longstop Date or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

"Major Shareholder" means Mr. Vincent Browne and/or any Person wholly owned and controlled by him and/or any of his direct lineal descendants and/or any companies or trusts of which such individuals, respectively, are principal beneficiaries.

"Make Whole Amount" means an amount equal to the sum of:

(a)	the present value on the Repayment Date of the Nominal Amount of the redeemed Bonds, as if such payment originally had taken place on the Maturity Date; and

(b)	the present value on the Repayment Date of the remaining interest payments of the redeemed Bonds, less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date, to the Maturity Date,

where the present value for (a) and (b) shall be calculated by using a discount rate of 0.50 per cent. per annum, and where the Interest Rate applied for the remaining interest payments until the Maturity Date shall equal the applicable Interest Rate at the Repayment Date.

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"Management Agreement" means any agreement entered into from time to time between the Issuer and the Parent for technical and operational management of the PV Assets, to be provided at market terms which is agreed to be in an amount equal to EUR 1,000 each month for each MW of solar parks under operation in the Restricted Group at the last day of that month, payable quarterly in advance.

"Management Undertaking" means a subordination undertaking from the Parent (or any other relevant manager under any management agreement replacing the Management Agreement) in respect of payments to be made by any Restricted Group Company under the Management Agreement following an Event of Default.

"Manager" means Arctic Securities AS.

"Margin" means 6.50 per cent.

"Material Adverse Effect" means a material adverse effect on:

(a)	the ability of any Obligor to perform and comply with its obligations under any of the Finance Documents; or

(b)	the validity or enforceability of any of the Finance Documents.

"Maturity Date" means 6 January 2024, adjusted according to the Business Day Convention.

"Maximum Issue Amount" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

"Monthly Transfer Date" means the fourth day of each month, the first day being 4 February 2021.

"Net Cash Flow After Debt Service" means, for any Relevant Period, EBITDA after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in net working capital for that Relevant Period;

(b)	deducting the amount of any capital expenditures actually made in cash during that Relevant Period by any Restricted Group Company;

(c)	deducting (to the extent not already deducted in determining EBITDA) any amount attributable to lease liabilities actually paid in cash during that Relevant Period by any Restricted Group Company;

(d)	adding the amount of any cash receipts during that Relevant Period in respect of any tax rebates or credits and deducting the amount actually paid or due and payable in respect of taxes during that Relevant Period by any Restricted Group Company;

(e)	deducting any amount attributable to service of borrowings by any Restricted Group Company in that Relevant Period;

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(f)	deducting any amount attributable to interest paid by any Restricted Group Company (calculated on a consolidated basis) in cash in respect of that Relevant Period;

(g)	adding any amount of interest payable in that Relevant Period to any Restricted Group Company (other than by another Restricted Group Company) on any Cash or Cash Equivalents;

(h)	deducting the amount of any Permitted Distribution paid during such Relevant Period; and

(i)	adding the proceeds of any claim in respect of business interruption insurance received in cash during that Relevant Period, to the extent not taken into account in establishing EBITDA,

and so that no amount shall be or deducted more than once.

"Net Interest Bearing Debt" means, at any time, the aggregate amount of interest bearing Financial Indebtedness of the Restricted Group (excluding any interest bearing Financial Indebtedness borrowed from the Issuer or any Restricted Group Company) less Cash and Cash Equivalents of the Restricted Group and funds held on the Escrow Account and the DSR Account.

"New Guarantees" means a Guarantee from each relevant Existing Parent Group Company or (as the case may be) Initial Target.

"New Intercompany Loan Assignments" means a first priority assignment over any new loans from the Parent or any Restricted Group Company to each relevant Existing Parent Group Company or (as the case may be) Initial Target.

"New Share Pledges" means a first priority pledge, under the relevant jurisdiction, over the shares in each relevant Existing Parent Group Company or (as the case may be) Initial Target.

"Nominal Amount" means the Initial Nominal Amount (less the aggregate amount by which each Bond has been partially redeemed, if any, pursuant to Clause 10 (Redemption and repurchase of Bonds)), or any other amount following a split of Bonds pursuant to Clause 16.2, paragraph (j).

"Obligor" means the Issuer and any Guarantor.

"Operational PV Assets" means PV Assets on which:

(a)	all commissioning tests have been passed successfully and written acknowledgement received from the seller/EPC that the PV park conforms to all authorisations, design and specifications;

(b)	complete grid connection has been achieved and that electricity is being generated and passed to the grid in line with expected volumes; and

(c)	each of points (a) and (b) above is confirmed by a third party expert appointed by the Issuer.

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"Outstanding Bonds" means any Bonds outstanding from time to time not redeemed or otherwise discharged.

"Overdue Amount" means any amount required to be paid by an Obligor under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

"Parent" means Alternus Energy Group PLC, a public limited company incorporated under the laws of Ireland having its registered office at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, D15 PK64, Dublin, with company number 642708 and LEI number 254900ZKB8Y5Z906E28.

"Partial Payment" means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

"Paying Agent" means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

"Payment Date" means any Interest Payment Date or any Repayment Date.

"Permitted Acquisition" means:

(a)	the Initial Acquisitions;

(b)	any acquisition by the Issuer of (through a wholly owned SPV) Utility-scale Operational PV Assets or SPVs owning Utility-scale Operational PV Assets, in each case with a fixed price PPAs and/or FiTs of a minimum remaining term of five years with counterparties with Investment Grade Status in respect of minimum 70 per cent. of the total capacity of such PV Assets, and provided that:

(i)	the Issuer is in compliance with the Incurrence Test, if tested pro forma immediately after the completion of such acquisition;

(ii)	(to the extent relevant) any cash consideration of assets or special purpose vehicles acquired from the Parent or any of its Subsidiaries shall be the lower of the construction cost of such PV Asset and FMV as evidenced by an independent valuation report from an Approved Valuer less 15 per cent.;

(iii)	the acquisition qualifies under the Green Bond Framework;

(iv)	no Event of Default is outstanding or arising as a result of such acquisition; and

(v)	the Bond Trustee (on behalf of the Bondholder) having been provided with Security over the shares of any new Restricted Group Company and that such new Restricted Group Company provides a Guarantee (subject to such clean- up period allowed for pursuant to paragraph (k) of Permitted Financial Indebtedness and closing mechanism to be agreed with the Bond Trustee).

"Permitted Distribution" means at any time after 1 January 2022, a Distribution made from the Issuer or any Restricted Group Company to any direct or indirect shareholders the Issuer (or any of their Affiliates not being a Restricted Group Company) of up to 15 per cent. of Net Cash Flow After Debt Service during the Relevant Period ending on the last day of the period covered by the most recent Annual Financial Statements (with no carry forward and no carry back), subject to no Event of Default outstanding or arising as a result of such Distribution.

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"Permitted Financial Indebtedness" means any Financial Indebtedness:

(a)	incurred under the Finance Documents in respect of the initial Bond Issue;

(b)	arising under any intercompany loans from the Issuer or a Restricted Group Company to another Restricted Group, subject to any receivables thereunder being made subject to Transaction Security;

(c)	in the form of any Subordinated Loans;

(d)	up until the relevant Repayment Amount Release, debt outstanding under the Existing Facilities;

(e)	incurred by the Issuer after the Issue Date, provided that:

(i)	it complies with the Incurrence Test if tested pro forma immediately after the incurrence of such new Financial Indebtedness; and

(ii)	such Financial Indebtedness is incurred as a result of a Tap Issue, and provided further that no Event of Default is continuing or would result from the incurrence of such Financial Indebtedness;

(f)	in the form of any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability in the ordinary course of business of a Restricted Group Company;

(g)	incurred under any advance or deferred purchase agreement on normal commercial terms by any Restricted Group Company from any of its trading partners in the ordinary course of its trading activities;

(h)	under any pension and tax liabilities incurred in the ordinary course of business;

(i)	related to any hedging or derivative arrangements entered into to manage or hedge, directly or indirectly, actual or anticipated exposures arising in the ordinary course of business and on a non-speculative basis;

(j)	under any lease or hire purchase contract which would, in accordance with GAAP, be treated as finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet) of land, office buildings, vehicles, equipment, computers, production, storage and export facilities or other relevant assets incurred in the ordinary course of business;

(k)	arising as a result of a contemplated refinancing of the Bonds in full provided that such debt is held in escrow until full repayment of the Bonds;

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(l)	incurred as a result of any Restricted Group Company acquiring another entity and which is due to such acquired entity holding Financial Indebtedness, provided that such acquisition is a Permitted Acquisition and that the Financial Indebtedness is repaid within 90 days from the date of such acquisition; and

(m)	any other Financial Indebtedness not permitted by the preceding paragraphs and the aggregate outstanding principal amount of which does not exceed an aggregate amount of EUR 2,000,000 (or the equivalent in other currencies) at any time.

"Permitted Financial Support" means any guarantee, loan or other financial support:

(a)	granted under the Finance Documents;

(b)	permitted under paragraphs (b) and (d) of the definition of Permitted Financial Indebtedness;

(c)	which constitutes a trade credit or guarantee issued in respect of a liability incurred by another Restricted Group Company in the ordinary course of business;

(d)	up until the Repayment Amount Release, any guarantee or indemnity granted in respect of any Existing Facilities;

(e)	any trade credit extended by any Restricted Group Company to its customers on normal commercial terms and in the ordinary course of its trading activities;

(f)	arising in the ordinary course of banking arrangements for the purposes of netting debt and credit balances within the Restricted Group;

(g)	for any rental obligations in respect of any real property leased by a Restricted Group Company in the ordinary course of business and on normal commercial terms;

(h)	from the Issuer or a Restricted Group Company to or for the benefit of another Restricted Group Company; and

(i)	not otherwise permitted above which in aggregate shall not exceed EUR 2,000,000 (or its equivalent in other currencies).

"Permitted Security" means any Security:

(a)	created under the Finance Documents;

(b)	up until the Repayment Amount Release, created in respect of any Existing Facilities;

(c)	arising by operation of law or in the ordinary course of trading, provided that if such Security has arisen as a result of any default or omission by any Restricted Group Company it shall not subsist for more than 30 days;

(d)	any cash pooling, netting or set-off arrangement arising in the ordinary course of banking arrangements for the purposes of netting debt and credit balances between Restricted Group Companies;

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(e)	any right of set-off arising under contracts entered into by a Restricted Group Company in the ordinary course of business;

(f)	in the form of rental deposits or other guarantees in respect of any lease agreement including in relation to real property entered into by a Restricted Group Company in the ordinary course of business and on normal commercial terms;

(g)	provided for any guarantees issued by a Restricted Group Company in the ordinary course of business or any instrument permitted pursuant to paragraph (f) of Permitted Financial Indebtedness;

(h)	provided in the form of a second ranking silent pledge over any shares acquired by the Restricted Group in the Romanian Target securing the Seller Credit;

(i)	any Security created in the form of a pledge over an escrow account (with no other amount on such account than proceeds from the refinancing notes issue) to which the proceeds incurred in relation to a refinancing of the Bonds in full (a "Refinancing") are intended to be received;

(j)	any Security created for the benefit of the financing providers in relation to a Refinancing, however provided always that any perfection requirements in relation thereto are satisfied after repayment of the Bonds in full;

(k)	provided for debt permitted pursuant to paragraph (l) of Permitted Financial Indebtedness in the form of pre-existing Security for such Permitted Financial Indebtedness over assets in the acquired group; and

(l)	not otherwise permitted above which in aggregate shall not secure indebtedness exceeding EUR 2,000,000 (or its equivalent in other currencies).

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality.

"Put Option" shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

"Put Option Event" means a Longstop Listing Failure Event or a Change of Control Event.

"Put Option Repayment Date" means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

"PV Assets" means all material assets necessary for the development and production of renewable energy from a photovoltaic process including, but not limited to, any relevant intellectual property rights, and associated Power Purchase Agreement(s) ("PPAs"), Feed-in- Tariff(s) ("FiTs"), Green Certificates ("GCs") and land leases.

"Quotation Business Day" means a day which is a Target Day.

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"Reference Rate" shall mean EURIBOR (European Interbank Offered Rate) being;

(a)	the interest rate displayed on Reuters screen EURIBOR01 (or through another system or website replacing it) as of or around 11.00 a.m. (Brussels time) on the Interest Quotation Day for the offering of deposits in Euro and for a period comparable to the relevant Interest Period; or

(b)	if no screen rate is available for the relevant Interest Period:

(i)	the linear interpolation between the two closest relevant interest periods, and with the same number of decimals, quoted under paragraph (a) above; or

(ii)	a rate for deposits in the currency of the Bonds for the relevant Interest Period as supplied to the Bond Trustee at its request quoted by a sufficient number of commercial banks reasonably selected by the Bond Trustee; or

(c)	if the interest rate under paragraph (a) is no longer available, the interest rate will be set by the Bond Trustee in consultation with the Issuer to:

(i)	any relevant replacement reference rate generally accepted in the market; or

(ii)	such interest rate that best reflects the interest rate for deposits in the currency of the Bonds offered for the relevant Interest Period.

In each case, if any such rate is below zero, the Reference Rate will be deemed to be zero.

"Release Notice" means a release notice from the Issuer substantially in the form as set out in Schedule 5 hereto.

"Relevant Jurisdiction" means the country in which the Bonds are issued, being Norway.

"Relevant Period" means each period of twelve (12) months ending on the last days of a financial quarter.

"Relevant Record Date" means the date on which a Bondholder's ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)	for the purpose of casting a vote with regard to Clause 15 (Bondholders' Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders' decision being made, or another date as accepted by the Bond Trustee.

"Reorganisation" means the reorganisation whereby the existing direct or indirect owners of the Existing Parent Group Companies are transferred to and become wholly direct or indirect Subsidiaries of the Issuer.

"Repayment Amount Release" means a release for the purpose of refinancing the Existing Facilities in respect of an Existing Parent Group Company.

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"Repayment Date" means any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, the Tax Event Repayment Date, the Maturity Date or the Longstop Repayment Date.

"Restricted Group" means the Issuer and its Subsidiaries from time to time. The Restricted Group immediately following the completion of the Reorganisation is set out in Schedule 1 hereto.

"Restricted Group Company" means any person which is a member of the Restricted Group.

"Romanian Target" means LPJ Green Source Energy Beta Srl, a Romanian company owning a 20MWp solar PV plant located in Izvoarele in Prahova county in Romania.

"Second Opinion Green Bonds" means a second opinion issued by Cicero Shades of Green AS, confirming that the Green Bond Framework is in accordance with the ICMA Green Bond Principles 2018 (however so that the Issuer and the Green Bond Framework will not be assessed under the forthcoming EU classification system for sustainable economic activities cf. Regulation (EU) 2020/852 nor under the forthcoming EU Green Bond Standard).

"Secured Obligations" means all present and future obligations and liabilities of the Obligors under the Finance Documents.

"Secured Parties" means the Security Agent and the Bond Trustee on behalf of itself and the Bondholders.

"Securities Trading Act" means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

"Security" means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent" means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.

"Seller Credit" means a seller credit from the seller of the Romanian Target to the Parent in the amount of up to EUR 13,000,000.

"Shareholder Loan Assignments" means a first priority assignment over any loans from the Parent to any Restricted Group Company.

"Stamdata" means the Bond Trustee's website for Nordic bond market information, https://www.stamdata.com or any on another relevant information platform replacing this website.

"Standstill Agreement" means a standstill and subordination agreement between the seller of the Romanian Target, the Parent, the Issuer and the Bond Trustee, in respect of, amongst other things, any second ranking share pledge granted over the shares in the Romanian Target securing the Seller Credit.

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"Subordinated Loan" means debt financing that:

(a)	is provided to the Issuer by any person(s) or entities (the "Subordinated Lenders") which are not a Restricted Group Company;

(b)	falls due after the Maturity Date and contains no scheduled amortisation prior to all amounts outstanding under the Finance Documents having been repaid in full; and

(c)	is subject to the terms of a subordination agreement between the Issuer, the Bond Trustee (as agent for and on behalf of the Bondholders) and the Subordinated Lenders (a "Subordination Agreement") whereby the Subordinated Loan is fully subordinated to the Bonds and where:

(i)	no interest on such loan shall be payable in cash other than by way of a Permitted Distribution;

(ii)	no principal may be paid, repaid, re-purchased, netted, set off, reduced through the payment of other amounts or settled in kind other than by way of a Permitted Distribution; and

(iii)	no acceleration or declaration of default may occur, in each case prior to all amounts outstanding under the Finance Documents have been repaid in full.

"Subsidiary" means a company over which another company has Decisive Influence.

"Subsidiary Pledge" means a first priority pledge, under the relevant jurisdiction, over the shares in any Restricted Group Company.

"Summons" means the call for a Bondholders' Meeting or a Written Resolution as the case may be.

"Tap Issue" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

"Tap Issue Addendum" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

"Tax Event Repayment Date" means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).

"Temporary Bonds" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

"Total Assets" means the aggregate book value of the Restricted Group's total assets treated as assets in accordance with GAAP.

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"Total Equity" means the aggregate book value of the Restricted Group's total equity treated as equity in accordance with GAAP.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

"Transaction Security Documents" means, collectively, the Escrow Account Pledge and all of the documents evidencing the terms of any security created or to be created by any Obligor pursuant to the terms hereof (which, unless the context otherwise requires, shall include any Guarantees).

"Utility-scale" means a solar facility (normally 1MW or larger) that generates solar power and feeds it into local power grids, either under government FiTs, GCs or via PPAs with utilities or corporate off-takers guaranteeing a market for all energy produced.

"Voting Bonds" means the Outstanding Bonds less the Issuer's Bonds.

"Written Resolution" means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of "law" is a reference to that provision as amended or re- enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a "regulation" includes any regulation, rule, official directive, request or guideline by any official body;

(g)	references to a "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)	references to Bonds being "redeemed" means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being "purchased" or "repurchased" by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer's purchase of Bonds),

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(j)	references to persons "acting in concert" shall be interpreted pursuant to the relevant provisions of the Securities Trading Act;

(k)	an Event of Default is "continuing" if it has not been remedied or waived; and

(l)	"examinership" means an examinership for the purposes of section 509 or 517 of the Companies Act.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the maximum amount of EUR 200,000,000 (the "Maximum Issue Amount"). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of EUR 110,000,000. The Issuer may, provided that the conditions set out in Clause 6.5 (Tap Issues) are met, at one or more occasions issue Additional Bonds in minimum amounts of EUR 10,000,000 (each a "Tap Issue") until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a "Tap Issue Addendum").

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (such Bonds referred to as the "Temporary Bonds"). Upon the approval of the prospectus, the Issuer shall (i) notify the Bond Trustee, the Exchange and the Paying Agent and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)	The Bonds are denominated in Euro (EUR), being the single currency of the participating member states in accordance with the legislation of the European Community relating to Economic and Monetary Union.

(c)	The Initial Nominal Amount of each Bond is EUR 1,000.

(d)	The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)	Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1.

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

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2.3	Use of proceeds

(a)	The Issuer will use the net proceeds from the Initial Bond Issue for:

(i)	refinancing the Existing Facilities of approximately EUR 33,000,000; and

(ii)	funding the Initial Acquisitions of approximately EUR 72,000,000, provided always that the use of proceeds qualifies under the Green Bond Framework,

including by re-imbursement of any payments previously made in connection with paragraphs (i) and (ii).

(b)	The Issuer will use the net proceeds from the issuance of any Additional Bonds for future Permitted Acquisitions, provided always that the use of proceeds qualifies under the Green Bond Framework.

2.4	Status of the Bonds

The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt. The Bonds and all other payment obligations under or in relation to the Finance Documents shall be secured by the Transaction Security on a first priority basis.

2.5	Transaction Security

(a)	As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall procure that the following Transaction Security is granted in favour of the Security Agent with first priority within the times agreed in Clause 6 (Conditions for disbursement) and as set out below:

Pre-Settlement Security:

(i)	the Escrow Account Pledge;

Pre-Disbursement Security:

(ii)	the Issuer Share Pledge;

(iii)	the Subsidiary Pledge;

(iv)	the Shareholder Loan Assignments;

(v)	the Intra-Group Loan Assignments;

(vi)	the DSR Account Pledge;

(vii)	the Guarantees;

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Additional Security to be provided in connection with each Repayment Amount Release and Initial Acquisition Amount Release:

(viii)	the New Share Pledges;

(ix)	the New Intercompany Loan Assignments (to the extent relevant); and

(x)	the New Guarantees.

(b)	The Transaction Security shall be entered into on such terms and conditions as the Bond Trustee in its discretion deems appropriate in order to create the intended benefit for the Secured Parties under the relevant document.

(c)	The Security Agent shall be irrevocably authorised to (i) release any Guarantees and Transaction Security over assets which are sold or otherwise disposed of (directly or indirectly) (A) in any merger, de-merger or disposal permitted in compliance with Clauses 13.1.2 (Mergers and de-mergers) or 13.2.3 (Disposals) and (B) following an enforcement.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)	By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)	No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)	Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders' rights

(a)	If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

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(b)	A Bondholder (whether registered as such or proven to the Bond Trustee's satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders' rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer shall use its reasonable endeavours to ensure that:

(a)	the Bonds are listed on Frankfurt Open Market on or about the Issue Date (and in case of any Additional Bonds, the date of the relevant Tap Issue);

(b)	the Bonds are listed on Oslo Børs (Oslo Stock Exchange) within twelve (12) months of the Issue Date (and in case of any Additional Bonds, the date of the relevant Tap Issue);

(c)	any Temporary Bonds are listed on Oslo Børs (Oslo Stock Exchange) within three (3) months of the issue date for such Temporary Bonds; and

(d)	the Parent is listed on Euronext Growth in Oslo within 30 June 2021,

and thereafter remain listed until the Bonds have been redeemed in full.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country's legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

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6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)	Payment of the net proceeds from the Initial Bond Issue to the Escrow Account shall be conditional on the Bond Trustee having received no later than two (2) Business Days prior to the Issue Date (or such later date as the Bond Trustee may agree) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	the Bond Trustee Fee Agreement duly executed by the parties thereto;

(iii)	the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law;

(iv)	copies of the Issuer's constitutional documents and a letter of status from the companies registration office of Ireland in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	copies of all necessary corporate resolutions (including authorisations) of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(vi)	a copy of a shareholder resolution of the Parent amending the constitutional documents of the Issuer to remove the directors right to refuse to register a transfer of the shares of the Issuer and removing any lien which exists in respect of such shares;

(vii)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute such Finance Documents on behalf of the Issuer;

(viii)	a certificate from a director certifying that:

(A)	the issuance of the Bonds:

(1)	would not cause any borrowing, guaranteeing, security or similar limit binding on the Issuer to be exceeded;

(2)	does not constitute financial assistance for the purposes of section 82 of the Companies Act;

(B)	each copy document relating to it set out in this clause 6.1 is correct, complete and in full force and effect;

(C)	the Issuer is not insolvent within the meaning of section 509(3) or section 570 of the Companies Act,

and including specimen signature of each person authorised by the resolutions referred to in paragraph (v) above.

(ix)	evidence that the Equity Contribution has been fully committed (subject only to customary conditions precedent);

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(x)	copies of any necessary governmental or other third party approval, consent or waiver (as the case may be) required at such time to issue the Bonds;

(xi)	confirmation that the applicable prospectus requirements (ref. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(xii)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(xiii)	copy of the Second Opinion Green Bonds;

(xiv)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xv)	confirmation of acceptance from any process agent;

(xvi)	legal opinions or other statements customary for transactions of this nature and as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents); and

(xvii)	any other document, evidence or action reasonably requested by the Bond Trustee.

(b)	The net proceeds from the Initial Bond Issue on the Escrow Account (whether in the form of a Repayment Amount Release or Initial Acquisition Amount Release) will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	evidence that the Equity Contribution has been contributed to the Issuer;

(ii)	copy of the agreement in respect of any Subordinated Loans, duly signed by the parties thereto, together with the Subordination Agreement related thereto;

(iii)	copies of the Parent's and each Existing Parent Group Company's articles of association and of a full extract from the relevant company register or a letter of status in respect of the Parent and each Existing Parent Group Company evidencing that it is validly existing;

(iv)	copies of all necessary corporate resolutions (including authorisations) of the Parent and each Existing Parent Group Company required to execute the Finance Documents to which it is a party;

(v)	a copy of a power of attorney (unless included in the relevant corporate resolutions) from the Parent and each Existing Parent Group Company to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute such Finance Documents on behalf of each such party;

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(vi)	confirmation from the Issuer that the Restricted Group and Existing Parent Group Companies has no Financial Indebtedness, Security or Financial Support (other than that expressly permitted under the Finance Documents);

(vii)	copy of the Management Agreement(s);

(viii)	the Management Undertaking duly executed;

(ix)	legal opinions or other statements customary for transactions of this nature and as may be required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and the legality, validity and enforceability of the Finance Documents); and

(x)	any other document, evidence or action reasonably requested by the Bond Trustee.

(c)	The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1 (Conditions precedent for disbursement to the Issuer), waive the requirements for documentation or decide that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2	Additional conditions precedent for any Repayment Amount Release

(a)	The disbursement of proceeds from the Escrow Account in the form of a Repayment Amount Release will (in addition to the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer)) be subject to the receipt by the Bond Trustee of the following documents and evidence (in form and substance satisfactory to the Bond Trustee):

(i)	a duly executed Release Notice for the release of an amount not exceeding the amount(s) allocated to any relevant Existing Parent Group Company as set out in Part I, column "Bond Amount" of Schedule 3 hereto;

(ii)	a release undertaking from the agent or (as relevant) lender(s) under the relevant Existing Facilities to the Issuer and the Bond Trustee confirming the relevant Repayment Amount Release and that the Existing Facilities has been or will be repaid in full and any guarantee and Security related thereto are or will be released upon payment of such amount, together with copy of relevant release documentation;

(iii)	a closing procedure in agreed form between the Issuer, or (as relevant) lender(s) under the relevant Existing Facilities, and the Bond Trustee;

(iv)	evidence that the conditions have been satisfied for the repayment of the relevant Existing Facilities;

(v)	evidence that the Issuer has or will, in connection with the relevant Repayment Amount Release and subject to a closing procedure agreed between the Issuer and Bond Trustee, become the direct or indirect owner of 100 per cent. of the outstanding share capital of the relevant Existing Parent Group Company;

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(vi)	evidence that the Pre-Disbursement Security in respect of the relevant Existing Parent Group Company will, subject to a closing procedure agreed between the Issuer and Bond Trustee, be executed and perfected in connection with the relevant Repayment Amount Release;

(vii)	the Guarantees from the relevant Existing Parent Group Company duly executed (being subject to release, if relevant, pursuant to a closing procedure agreed between the Issuer and Bond Trustee);

(viii)	legal opinions or other statements customary for transactions of this nature and as may be reasonably required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and the legality, validity and enforceability of any Finance Documents); and

(ix)	any other document, evidence or action reasonably requested by the Bond Trustee.

(b)	The Bond Trustee may (at its sole discretion and in each case) waive or postpone the delivery of one or more of such conditions precedent, and the Bond Trustee may on behalf of the Bondholders agree on a closing procedure with the Issuer and (as relevant) the agent or (as relevant) the lender(s) under the Existing Facilities as referred to below. The closing procedure may include the use of an additional escrow or settlement agent and a up to three (3) days (or such longer period as the Bond Trustee may agree on a case by case basis) clean-up period to have the relevant Transaction Security established.

6.3	Additional conditions precedent for any Initial Acquisition Amount Release

(a)	The disbursement of proceeds from the Escrow Account in the form of an Initial Acquisition Amount Release will (in addition to the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer)) be subject to the receipt by the Bond Trustee of the following documents and evidence (in form and substance satisfactory to the Bond Trustee):

(i)	a duly executed Release Notice for the release of an amount not exceeding the amount(s) allocated to the relevant Initial Acquisition as set out in Part II, column "Bond Amount" of Schedule 3 hereto;

(ii)	a release undertaking from the agent or (as relevant) lender(s) under any existing financing arrangement to which the Initial Target is subject, if any, confirming that any debt is or will be repaid in full and any guarantee and security related thereto and to the Initial Target will be released prior to or upon completion of the relevant Initial Acquisition, together with (as relevant) copies of relevant release documentation;

(iii)	copy of the share purchase agreement in respect of the relevant Initial Acquisition, together with a certificate from the Issuer confirming that any closing conditions have been fulfilled (save for those to be fulfilled at the relevant closing date);

(iv)	evidence of purchase price of the Initial Target;

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(v)	evidence that the Additional Security to be provided for release of an amount from the Escrow Account in respect of the relevant Initial Target being executed and perfected (or, subject to a closing procedure agreed between the Issuer and Bond Trustee, will be executed and perfected in connection with the relevant Initial Acquisition Amount Release);

(vi)	for an Initial Acquisition Amount Release in connection with the acquisition of the Romanian Target, the Standstill Agreement, on such terms as acceptable to the Bond Trustee; and

(vii)	a closing procedure in agreed form between the Issuer and the Bond Trustee and (to the extent applicable) any relevant third parties involved in the Initial Acquisition.

(b)	The Bond Trustee may (at its sole discretion and in each case) waive or postpone the delivery of one or more of the above conditions precedent.

6.4	Disbursement of the proceeds

(a)	Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee's confirmation to the Paying Agent that the relevant conditions in this Clause 6 (Conditions for Disbursement) have been either satisfied in the Bond Trustee's discretion or waived by the Bond Trustee pursuant to the terms of this Clause 6 (Conditions for Disbursement).

(b)	Any release of proceeds from the Escrow Account shall be made on multiple occasions by delivery to the Account Bank and the Bond Trustee of a Release Notice.

6.5	Tap Issues

The Issuer may issue Additional Bonds if:

(a)	the Bond Trustee has executed a Tap Issue Addendum;

(b)	the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds; and

(c)	the Issuer meets the Incurrence Test tested pro forma including the new Financial Indebtedness incurred as a result of issuing such Additional Bonds.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Obligor to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the date of these Bond Terms;

(b)	at the Issue Date;

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(c)	on each date of disbursement of proceeds from the Escrow Account; and

(d)	at the date of issuance of any Additional Bonds.

7.1	Status

It is a designated activity company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

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7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).

7.13	Security

No Security exists over any of the present assets of any Restricted Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)	The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)	All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

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(c)	Payment constituting good discharge of the Issuer's payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)	If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)	Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)	Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

(c)	Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bonds Terms will accrue at the Interest Rate plus 1.00 percentage point per annum. In the event the Listing Failure Event relates to Temporary Bonds, the Interest Rate will only be increased in respect of such Temporary Bonds.

8.3	Partial Payments

(a)	If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer's debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee (and any Security Agent);

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds), or

(ii)	as a result of a resolution according to Clause 15 (Bondholders' decisions).

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8.4	Taxation

(a)	Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)	gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)	All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder's account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)	Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder's account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder's bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

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9.	INTEREST

9.1	Calculation of interest

(a)	Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with Clause 9.1 (a) above.

(c)	Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis). The Interest Rate will be reset at each Interest Quotation Day by the Bond Trustee, who will notify the Issuer and the Paying Agent and, if the Bonds are listed, the Exchange, of the new Interest Rate and the actual number of calendar days for the next Interest Period.

9.2	Payment of interest

(a)	Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

9.3	DSR Account

(a)	The Issuer shall on the Monthly Transfer Date transfer to the DSR Account a minimum amount corresponding to 1/3 of the quarterly interest on the Outstanding Bonds from time to time, until the total deposited amount on the DSR Account corresponds to the amount due on the next Interest Payment Date.

(b)	The Issuer shall have the right to use funds deposited on the DSR Account for the purpose of paying Interest Payments on each Interest Payment Date, following which the Issuer shall again transfer funds to the account as described paragraph (a) above until the total deposited amount on such account corresponds to the amount due on the next Interest Payment Date.

(c)	The Issuer shall, subject to the DSR Account Pledge, be entitled to all interest receivable (if any) derived from the amount in the DSR Account. To the extent the interest is negative, the Issuer shall transfer such additional funds necessary to ensure that the total deposited amount on the DSR Account on each Interest Payment Date corresponds to the amount due on the next Interest Payment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

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10.2	Voluntary early redemption - Call Option

(a)	The Issuer may redeem all but not only some of the Outstanding Bonds (the "Call Option") on any Business Day from and including the Issue Date to, but not including, the Maturity Date at a price equal to the Make Whole Amount.

(b)	The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least ten (10) Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer shall specify the Call Option Repayment Date, but may be withdrawn at the discretion of the Issuer with no less than least three (3) Business Days written notice to the Bondholders prior to the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within three (3) Business Days from the date of the notice.

10.3	Mandatory repurchase due to a Put Option Event

(a)	Upon the occurrence of a Put Option Event, each Bondholder will have the right (the "Put Option") to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.

(b)	The Put Option must be exercised within fifteen (15) Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders' right to exercise the Put Option is irrevocable.

(c)	Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of fifteen (15) Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)	If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than ten (10) Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Such prepayment may occur at the earliest on the 15th calendar day following the date of such notice.

10.4	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least twenty (20) Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than forty (40) Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

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10.5	Mandatory early redemption at the Longstop Date

In the event that the conditions precedent set out in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have not been fulfilled within the Longstop Date, any remaining amount standing to the credit of the Escrow Account shall:

(a)	in case such remaining amount is less than EUR 3,000,000, at the request of the Issuer be released to the Issuer for general corporate purposes; or

(b)	in case such remaining amount is EUR 3,000,000 or higher, no later than on the Longstop Repayment Date, be used to redeem all of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount (plus accrued and unpaid interest thereon), and the Bond Trustee shall be authorised to either (i) release amounts pursuant to (a) above or (as applicable) (ii) take all necessary measures to effectuate redemption pursuant to (b) above and return such remaining proceeds to the Bondholders applying the funds deposited on the Escrow Account for such redemption (on a pro rata basis to the Bondholders in accordance with the applicable regulations of the CSD).

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer's purchase of Bonds

The Issuer and the other Obligors each may purchase and hold Bonds and such Bonds may be retained, sold or cancelled in the Issuer's sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions

(a)	Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)	A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

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12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)	The Issuer shall prepare Annual Financial Statements together with consolidated financial statements of the Parent in the English language and make them available on its website (alternatively by arranging for publication on Stamdata) as soon as they become available, and not later than four (4) months after the end of the financial year.

(b)	The Issuer shall prepare Interim Results Announcement together with those of the Parent in the English language and make them available on its website (alternatively by arranging for publication on Stamdata) as soon as they become available, and not later than two (2) months after the end of the relevant interim period.

(c)	The Issuer shall conduct investor calls in connection with the publication of Financial Reports in order to discuss such Financial Reports and provide operational updates with Q&A sessions.

12.2	Requirements as to Financial Reports

(a)	The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports) and in connection with the application of the Incurrence Test and as otherwise required, a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer of the Issuer, certifying inter alia that the Financial Reports are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 13.3 (Financial Covenants) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.

12.3	Put Option Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

12.4	Listing Failure Event

The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Listing) or (ii) to inform of such Listing Failure Event, only default interest in accordance with Clause 8.2 paragraph (c) will accrue as long as such Listing Failure Event is continuing.

12.5	Information: Miscellaneous

The Issuer shall:

(a)	promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer's Bonds (to the best of its knowledge, having made due and appropriate enquiries);

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(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer's share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer's and the Restricted Group's business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

13.1	General undertakings

The Issuer undertakes to (and shall, where applicable, procure that the other Restricted Group Companies will) comply with the undertakings set forth in this Clause 13.1 (General Undertakings).

13.1.1	Pari passu ranking

The Issuer shall ensure that its obligations under these Bond Terms shall at all times rank at least pari passu as set out in Clause 2.4 (Status of the Bonds) above.

13.1.2	Mergers and de-mergers

The Issuer shall not, and shall ensure that no other Restricted Group Company will, carry out:

(a)	any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or such other Restricted Group Company with any other company or entity not being a Restricted Group Company; or

(b)	any demerger or other corporate reorganisation having the same or equivalent effect as a demerger involving a split of the Issuer or such other Restricted Group Company into two or more separate companies or entities other than within the Restricted Group.

13.1.3	Continuation of business

The Issuer shall, and shall ensure that each Restricted Group Company will, procure that no material change is made to the general nature of the business of the Restricted Group from that carried on by the Restricted Group at the Issue Date.

13.1.4	Corporate status

The Issuer shall not, and shall procure that no other Restricted Group Company shall, change its type of organisation if such change would have a Material Adverse Effect or its jurisdiction of incorporation or its "centre of main interest" (as defined in the recast Insolvency Regulation (Regulation (EU) No. 2015/848)) from its jurisdiction of incorporation.

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13.1.5	Operations

The Issuer shall ensure that the operations of any Restricted Group Company are conducted in accordance with acknowledged practices related to the renewable energy business in all material respects.

13.1.6	Compliance with laws

The Issuer shall, and shall ensure that each other Restricted Group Company shall, comply in all material respects with all laws and regulations it may be subject to from time to time (including any environmental laws and regulations and laws and regulations concerning sanctions and anti-bribery and anti-corruption).

13.1.7	Transaction Security Documents

The Issuer shall take all such steps necessary to ensure that the Transaction Security Documents remain valid, enforceable and perfected for as long as any amount is outstanding under the Bonds.

13.1.8	Insurances

The Issuer shall ensure that each Restricted Group Company will maintain, with financially sound and reputable insurance companies, funds or underwriters, adequate insurance with respect to its assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as would be reasonable with respect to similar assets to those owned by the relevant Restricted Group Company pursuant to good industry practice in both the relevant jurisdiction of incorporation and the relevant jurisdiction of the location of any PV Assets.

13.1.9	Arm's length transactions

The Issuer shall not engage in, or permit any other Restricted Group Company to engage in, directly or indirectly, any transaction (other than with the Issuer or any other Restricted Group Company) not less favourable to such Restricted Group Company than would have prevailed in an arm's length transaction with a third party.

13.1.10	Authorisations

The Issuer shall, and shall procure that each other Restricted Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time.

13.2	Special undertakings

The Issuer undertakes to (and shall, where applicable, procure that the other Restricted Group Companies will) comply with the undertakings set forth in this Clause 13.2 (Special Undertakings).

13.2.1	Distributions

(a)	Except as permitted under paragraph (b) below, the Issuer shall not be permitted to (and shall procure that no other Restricted Group Company) make any Distribution, repurchase of shares or make other Distributions or payments to the Issuer's direct or indirect shareholders (or any of their Affiliates not being a Restricted Group Company), whether in cash or in kind, including without limitation any total return swap(s) or instruments with similar effect.

(b)	Paragraph (a) above does not apply to any Permitted Distribution.

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13.2.2	Subsidiaries' Distributions

(a)	Except as permitted under paragraph (b) below, the Issuer shall not permit any Restricted Group Company to create or permit to exist any contractual obligation (or encumbrance) restricting the right of any such Restricted Group Company to:

(i)	make Distributions to its shareholders;

(ii)	service any Financial Indebtedness to the Issuer;

(iii)	make any loans to the Issuer; or

(iv)	transfer any of its assets and properties to the Issuer,

if the creation of such contractual obligation is reasonably likely to prevent the Issuer from complying with its payment obligations under these Bond Terms.

(b)	Paragraph (a) above does not apply to any Permitted Financial Indebtedness or Permitted Security.

13.2.3	Disposals

The Issuer shall not, and shall ensure that no other Restricted Group Company shall, sell, or otherwise dispose of, all or a substantial part of such Restricted Group Company's assets or operations, (save for intra-group reorganisations within the Restricted Group) unless:

(a)	the transaction is carried out at a fair market value, on terms and conditions customary for such transactions; and

(b)	such transaction would not have a Material Adverse Effect.

13.2.4	Acquisitions

(a)	Except as permitted under paragraph (b) below, the Issuer shall not, and shall ensure that no Restricted Group Company shall, acquire any company, shares, securities or business undertaking.

(b)	Paragraph (a) above does not apply to any Permitted Acquisition.

13.2.5	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Issuer shall not, and shall ensure that no other Restricted Group Company shall, incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above shall not prohibit any Restricted Group Company to incur, create or permit to subsist any Permitted Financial Indebtedness.

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13.2.6	Negative pledge

(a)	Except as permitted under paragraph (b) below, the Issuer shall not, and shall ensure that no Restricted Group Company shall, create, permit to subsist or allow to exist any Security over any of its present or future assets, its revenues or its shares.

(b)	Paragraph (a) above does not apply to any Permitted Security.

13.2.7	Financial Support

(a)	Except as permitted under paragraph (b) below, the Issuer shall not, and shall ensure that no other Restricted Group Company shall, grant any Financial Support.

(b)	Paragraph (a) above does not apply to any Permitted Financial Support.

13.2.8	Hedging

The Issuer shall not, and shall procure that no other Restricted Group Company will, enter into hedging arrangements for speculative purposes.

13.2.9	Green Bonds

The Issuer shall at all times maintain a Green Bond Framework.

13.2.10	FMV report

The Issuer shall procure that a valuation shall be carried out by an Approved Valuer once per Financial Year (at the cost of the Issuer) to estimate the aggregated fair market value of the assets of the Restricted Group, and provide to the Bond Trustee a copy of such valuation in connection with the Compliance Certificate for submission of the Annual Financial Statements.

13.2.11	Notification

The Issuer shall promptly inform the Bond Trustee of the occurrence of any event which could reasonably be expected to result in the revocation, withdrawal, cancellation, termination, suspension or forfeiture of any PV Asset, if such event might have a Material Adverse Effect. Upon receiving such notification, the Bond Trustee shall automatically be authorized by the Issuer to publish the information on Stamdata.

13.3	Financial covenants

The Issuer shall procure that the Restricted Group complies with the following financial covenants:

13.3.1	Liquidity

The Restricted Group shall at all times following the Issue Date maintain a Liquidity of no less than the higher of:

(a)           EUR 5,500,000; and

(b)          an amount equivalent to 5 per cent. the aggregate Nominal Amount of all Outstanding Bonds.

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13.3.2	Equity Ratio

The Restricted Group shall at all times following the Issue Date maintain an Equity Ratio of minimum 25 per cent.

13.3.3	Leverage Ratio

The Restricted Group shall maintain a Leverage Ratio of less than:

(a)	6.50:1 for the Relevant Periods expiring on 31 March 2021, 30 June 2021, 30 September 2021 and 31 December 2021;

(b)	6.00:1 for the Relevant Periods expiring on 31 March 2022, 30 June 2022, 30 September 2022 and 31 December 2022; and

(c)	5.50:1 for the Relevant Periods thereafter until the Maturity Date.

13.3.4	Testing

The Leverage Ratio shall be tested on a quarterly basis, calculated and measured on a consolidated basis for the Restricted Group by reference to the relevant Financial Reports and each Compliance Certificate delivered to the Bond Trustee pursuant to Clause 12 (Information Undertakings) above, adjusting the EBITDA and Net Interest Bearing Debt pro-forma as set out for the Incurrence Test in Clause 13.3.5 (Incurrence Test) below.

13.3.5	Incurrence Test

(a)	The Incurrence Test is met if the Restricted Group complies with the Financial Covenants tested pro forma as set out herein.

(b)	The calculation of the Leverage Ratio shall be made as at a testing date determined by the Issuer, falling no earlier than one month prior to the event relevant for the application of the Incurrence Test.

(c)	The calculation shall be made by taking into account the figures for EBITDA for the Relevant Period ending on the last day of the period covered by the most recent Financial Report which shall be used for the Incurrence Test, but adjusted so that (without double- counting):

(i)	entities, assets or operations acquired, disposed or discontinued of by the Restricted Group in accordance with these Bond Terms during the Relevant Period, or after the end of the Relevant Period but before the relevant testing date, shall be included or excluded (as applicable), pro forma, for the entire Relevant Period;

(ii)	(to the extent relevant) any entity to be acquired though the Permitted Acquisition in respect of which the Incurrence Test is made, shall be included, pro forma, for the entire Relevant Period; and

(iii)	for each Relevant Period that includes any of the four quarterly periods first following the commencement of operation of any PV Assets, the full year contributions from such PV Assets to EBITDA projected by the Issuer (acting reasonably and as confirmed in writing by the CEO or the CFO) shall be included in EBITDA.

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(d)	The Net Interest Bearing Debt shall be measured on the relevant testing date so determined, but (to the extent relevant) take into account the full commitment of the new Financial Indebtedness in respect of which the Incurrence Test is applied after deducting any Financial Indebtedness being refinanced at the time of incurrence of such new Financial Indebtedness (however, any cash balance resulting from the incurrence of such new Financial Indebtedness shall not reduce the Net Interest Bearing Debt).

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within twenty (20) Business Days after the earlier of the Issuer's actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.

(d)	Cross default

If for any Obligor:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

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(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of EUR 1,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Obligor:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, examinership, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, Examiner, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company,

however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.

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(f)	Creditor's process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders' instructions) below, by serving a Default Notice:

(a)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)	exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders' instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)	the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders' Meeting has not made a resolution to the contrary; or

(b)	the Bondholders' Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be equal to the price set out in Clause 10.2 (Voluntary early redemption – Call Option).

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15.	BONDHOLDERS' DECISIONS

15.1	Authority of the Bondholders' Meeting

(a)	A Bondholders' Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders' Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders' Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders' Meeting. Resolutions passed at any Bondholders' Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders' Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set out in paragraph (g) below.

(g)	Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders' Meeting

(a)	A Bondholders' Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)	If the Bond Trustee has not convened a Bondholders' Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders' Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders' Meeting itself.

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(c)	Summons to a Bondholders' Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders' Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)	Any Summons for a Bondholders' Meeting must clearly state the agenda for the Bondholders' Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders' Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders' Meeting.

(f)	By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders' Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)	A Bondholders' Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders' Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders' Meeting will be opened and, unless otherwise decided by the Bondholders' Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders' Meeting (the Bond Trustee or such other representative, the "Chairperson").

(h)	Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders' Meeting (each a "Representative"). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders' Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders' Meeting and exercise voting rights.

(i)	Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders Meeting may resolve to exclude the Issuer's representatives and/or any person holding only Issuer's Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer's representative and any such other person shall have the right to be present during the voting.

(j)	Minutes of the Bondholders' Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders' Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

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(k)	The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders' Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)	The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders' Meeting regardless of who has convened the Bondholders' Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)	Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders' rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer's Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer's Bonds.

(c)	For the purposes of this Clause 15 (Bondholders' decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders' rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders' rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder's votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders' Meeting

(a)	Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders' Meeting) is not achieved, the Bondholders' Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders' Meeting. The Bond Trustee or the person who convened the initial Bondholders' Meeting may, within ten (10) Business Days of that Bondholders' Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)	The provisions and procedures regarding Bondholders' Meetings as set out in Clause 15.1 (Authority of the Bondholders' Meeting), Clause 15.2 (Procedure for arranging a Bondholders' Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders' Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders' Meeting) shall not apply to a repeated Bondholders' Meeting. A Summons for a repeated Bondholders' Meeting shall also contain the voting results obtained in the initial Bondholders' Meeting.

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(c)	A repeated Bondholders' Meeting may only be convened once for each original Bondholders' Meeting. A repeated Bondholders' Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders' Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders' Meeting) and vice versa.

15.5	Written Resolutions

(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders' Meeting pursuant to Clause 15.1 (Authority of the Bondholders' Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders' Meeting, and any reference in any Finance Document to a Bondholders' Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders' Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)	The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee's web site, or other relevant electronic platform or via press release.

(d)	The provisions set out in Clause 15.1 (Authority of the Bondholders' Meeting), 15.2 (Procedure for arranging a Bondholder's Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders' Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)	the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the "Voting Period"), which shall be at least ten (10) Business Days but not more than 15 Business Days from the date of the Summons.

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(f)	Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders' rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders' Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)	The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)	If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1(Authority of Bondholders' Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)	The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)	The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders' rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)	The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)	The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

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(c)	The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders' Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)	The Bond Trustee will ensure that resolutions passed at the Bondholders' Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)	Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)	The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

16.3	Equality and conflicts of interest

(a)	The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

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(b)	The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)	The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)	Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(e)	The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee's obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)	The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee's obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

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(g)	The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)	Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(i)	As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders' instructions) or Clause 15.2 (Procedure for arranging a Bondholders' Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders' Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer's approval.

(b)	The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)	If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)	The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

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(e)	Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)	The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)	The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)	Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)	The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into[1].

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)	The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;

1 Need for additional Security Trust Agreement under Irish and certain other laws TBC

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(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders' Decisions).

(b)	Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

(a)	The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee's sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)	Prior to agreeing to an amendment or granting a waiver in accordance with Clause 17.1(a)(i) (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)	These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

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(b)	In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)	The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)	The Issuer's written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)	Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer's written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(c)	Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received;

(iii)	if by fax, when received; and

(iv)	if by publication on a relevant information platform, when published.

(d)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(e)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)	if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

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18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)	an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the "Defeasance Amount") is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the "Defeasance Account");

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the "Defeasance Pledge"); and

(iii)	the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)	the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.5 (Information: Miscellaneous) and Clause 13 (General and financial undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)	The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)	The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

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19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or any of their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Advokatfirmaet Thommessen AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

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These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:		As Bond Trustee and Security Agent:

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY		NORDIC TRUSTEE AS

By:	/s/ Vincent Browne	By:	/s/ Ellen Soiland

Position: Director		Position: Authorized Signatory

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